Exhibit 8.1

Subsidiaries of AudioCodes Ltd.

AudioCodes Inc.

AudioCodes National Inc.

AudioCodes USA Inc.

AudioCodes California Inc.

AudioCodes San Diego Inc.

AudioCodes Texas Inc.

AudioCodes UK Ltd.

Nuera Communications Singapore Pte Ltd.

AudioCodes Singapore Pte Ltd

AudioCodes Europe Ltd.

AudioCodes Brasil Equipamentos de Voz sobre IP Ltda

AudioCodes Korea Co. Ltd.

AudioCodes Germany GmbH

AudioCodes Argentina SA

AudioCodes India Private Ltd.

AudioCodes Russ Ltd.

AudioCodes France SAS

AudioCodes Japan K.K.

CTI Squared Ltd.

CTI Squared Inc.